                                                                    EXHIBIT 12.2


                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        PURSUANT TO THE SUPPORT AGREEMENT
                         BETWEEN THE COMPANY AND PACCAR
                             (Thousands of Dollars)


                                                      Three Months Ended
                                                           March 31
                                                       1999        1998
                                                     -------     -------
FIXED CHARGES
   Interest expense                                  $30,303     $25,949
   Facility and equipment rental                         232         227
                                                     -------     -------
TOTAL FIXED CHARGES                                  $30,535     $26,176
                                                     -------     -------
                                                     -------     -------

EARNINGS
   Income before taxes                               $12,545     $11,791
   Depreciation                                        1,596       1,831
                                                     -------     -------

                                                     $14,141     $13,622
   Fixed charges                                      30,535      26,176
                                                     -------     -------

EARNINGS AS DEFINED                                  $44,676     $39,798
                                                     -------     -------
                                                     -------     -------

RATIO OF EARNINGS TO FIXED CHARGES                     1.46x       1.52x

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